Exhibit 99

25 September 2008

Study CR9108963: A 12-month, randomized, double-blind, parallel-group, placebo and active-controlled dose-range finding study of the efficacy and safety of SB-751689 in post-menopausal women with osteoporosis

Dear CR9108963 Investigator:

This letter is to notify you that GSK has decided to terminate study CR9108963 earlier than planned due to an observed lack of efficacy in lumbar spine BMD, the primary efficacy endpoint.  The decision to prematurely stop the study is based solely upon the observed lack of efficacy and not as a result of any safety signal or concern identified during the study.  Investigators are requested to have patients return for one additional study visit during the treatment phase as currently scheduled for Month 10 or Month 12, continuing on study medication and supplements until that time, to allow for protocol defined assessments to answer scientific questions that have arisen from the interim analysis.

In agreement with the clinical study protocol (Section 8.3.4), an interim analysis was performed after 6 months of treatment on study subjects.  The purpose of the interim analysis was to gain a better understanding of the efficacy, safety, and PK/PD characteristics of SB-751689 (ronacaleret) in comparison to placebo, alendronate, and teriparatide, and to assist GSK in planning and decision-making.  As part of the interim analysis, an analysis for futility was also conducted to allow termination of the study if no dose of ronacaleret was shown to demonstrate a change in lumbar spine BMD that was clinically better than placebo (Section 8.3.4.4).  Interim data were reviewed by GSK management, internal committees and external experts in the osteoporosis field.

GSK has made the decision to stop study CR9108963 earlier than expected based on the results from analysis of the changes in the lumbar spine BMD which showed a lack of efficacy.  In addition, ronacaleret resulted in statistically significant decreases in total hip BMD relative to placebo.  These decreases were not considered to be clinically relevant by either GSK or independent osteoporosis experts that were consulted.

The interim analysis showed that 3 of the 4 doses of ronacaleret met the futility criteria as outlined in the protocol.  While not technically fulfilling the protocol-defined criteria for study termination which stipulated that all 4 doses should meet the futility criteria, this result likely precludes further development of the compound for osteoporosis and thus the decision to prematurely stop study CR9108963.

Regarding patient safety, no unexpected increased risk to patients was identified from the 6 month interim review.  In addition to this review, unblinded albumin-adjusted serum calcium and ECG data from both the CR9108963 study and the Phase II fracture healing study, CR9108914, have been reviewed monthly on an ongoing basis by an internal safety review committee (ISRC), with no recommendations to adjust the studies for safety reasons.  In addition, an internal Safety Review Team (SRT) have reviewed the complete set of blinded safety data monthly and has not identified any safety related issues that would affect the study.

Significant scientific questions have arisen based on the available data which may benefit from assessments collected at the end of the treatment phase as specified in the protocol.  In discussions with a number of external osteoporosis experts there was a consensus that GSK should evaluate changes in bone geometry and assess late mineralization.  Thus, the end of study DXA and QCT assessments are critical for providing the additional data needed to test these hypotheses.

GSK requests that patients continue to take study medication and supplements and return for their next scheduled visit.  Patients returning for their Month 12 visit should be allowed to complete the study as planned, including the follow-up visit.  Patients returning for their Month 10 visit should complete the assessments for the Early Withdrawal visit on the scheduled Month 10 visit date, which includes QCT in a subset of patients, with a follow-up visit approximately 2 weeks later.  Thus, all patients should complete the study or have early withdrawal/follow-up visits within a period of approximately 2.5 months.  A question and answer document will be provided so that investigators can discuss this outcome with their patients.

As specified under section 9.4 of the protocol GSK has decided to stop CR9108963 prematurely, and is notifying you that patients returning for their Month 10 visit should instead follow the Early Withdrawal visit schedule.  GSK will notify the relevant regulatory authorities of the decision for premature termination of study CR9108963 along with the reason for such action.

Please notify your Ethics Committee/Institutional Review Board (EC/IRB) by provision of this letter.  The GSK monitor will conduct site closure activities with the investigator or site staff (as appropriate), in accordance with applicable regulations, ICH-GCP, and GSK Standard Operating Procedures, when the final patient at the site has completed the study.

Further details regarding the 6-month interim analysis data will be made available via a web-cast meeting within the next few weeks.  Your study monitor will have additional details regarding the upcoming web-cast meeting along with appropriate next steps, which will be forthcoming shortly.  If you have any urgent questions or concerns regarding this correspondence please contact the lead study physician Lorraine Fitzpatrick, M.D. (Day-time telephone: +1 610 787 4220; Mobile telephone: +1 610 316 5854).  Otherwise, please contact your GSK study monitor with any questions.

Please ensure that your research sub-investigators and study staff are aware of this decision and subsequent actions.

We sincerely appreciate the time and effort you and your research team have devoted to this important clinical study.

Sincerely,

David N. Gordon B Med Biol (Hons), MBChB, DA, MFPM
Global Vice President
MDC Clinical Research